Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE

CONTACT: CHARLES J. KESZLER
(972) 770-6495
Fax: (972) 770-6411

LONE STAR TECHNOLOGIES REPORTS THIRD QUARTER 2004 EARNINGS

Dallas, TX, October 15, 2004 – Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) reported net income for the third quarter of 2004 of $26.8 million, or $0.91 per diluted share. This compared to net income for the second quarter of 2004 of $32.2 million, or $1.11 per diluted share. The decrease in net income was primarily attributable to higher-than-anticipated costs of raw materials, including steel, and higher-than-anticipated manufacturing costs.  Average steel costs were up approximately 20% from the second quarter of 2004, which increased the negative impact on earnings from Lone Star’s use of the LIFO (Last In First Out) method of accounting for inventories, which results in earnings being impacted by the most recent (in this case, the highest) cost of steel.  The company estimates that had it accounted for its inventory under the FIFO (First In First Out) method, its earnings would have been approximately $26 million higher during the third quarter of 2004.

Third quarter 2004 revenues were $272.2 million, up 11% from the second quarter of 2004.  Total oilfield revenues increased 7% from the second quarter of 2004 to $188.8 million on a 7% rise in average selling prices for oilfield tubulars. Selling prices for oilfield tubular products were increased to offset, in part, the rise in steel costs during the third quarter.

Third quarter 2004 revenues from specialty tubing increased 16% from the second quarter of 2004 to $52.6 million on 11% greater shipment volumes combined with 4% higher average selling prices.  Heat recovery tubular shipment volumes rose by 20% as the continued industrial economic recovery generated increased demand for specialty tubing.  Revenues from flat rolled steel and other products were up 25% to $30.8 million on 25% higher average selling prices. Tight domestic steel supply also contributed to strong customer demand.

At September 30, 2004, Lone Star had $78.9 million of cash and marketable securities in addition to an unused $125 million revolving credit facility. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $38.0 million in the third quarter of 2004. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.  EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

Rhys J. Best, Chairman and Chief Executive Officer, stated, "While demand for our products remained robust in the markets we serve, our earnings results were negatively affected by the increase in the average cost of steel over the previous quarter.  Lower yields from raw materials and higher overtime labor costs also contributed to our higher-than-expected manufacturing costs during the quarter.  We are taking appropriate actions to reduce our manufacturing costs as we go forward. Looking ahead, we anticipate that demand for our tubular products will remain strong, and we are confident that our two new alliance relationships will augment our ability in the coming year to meet our customers’ needs in all the markets we serve.”

Lone Star Technologies, Inc.'s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward- looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.  Information regarding EBITDA is included in the Form 8-K related to this press release.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003

Net revenues	$272.2	$132.0	$698.2	$401.4
Cost of goods sold	(230.8)	(134.4)	(585.7)	(396.1)
Gross profit (loss)	41.4	(2.4)	112.5	5.3
Selling, general and administrative expenses	(10.8)	(11.1)	(33.5)	(31.0)
Operating income (loss)	30.6	(13.5)	79.0	(25.7)
Interest income	0.8	0.2	1.2	0.9
Interest expense	(4.3)	(3.9)	(12.8)	(11.2)
Other income	0.3	0.2	1.4	2.0
Income (loss) before income tax	27.4	(17.0)	68.8	(34.0)
Income tax expense	(0.6)	(0.1)	(1.8)	(0.2)
Net income (loss)	$26.8	$(17.1)	$67.0	$(34.2)

Depreciation & Amortization	7.1	6.6	20.7	18.8
Cash flows from operating activities	21.1	27.1	48.5	(13.5)
EBITDA	38.0	(6.7)	101.1	(4.9)

Per common share - basic:
Net income (loss) available to common shareholders	$0.93	$(0.60)	$2.34	$(1.20)

Per common share - diluted:
Net income (loss) available to common shareholders	$0.91	$(0.60)	$2.31	$(1.20)

Weighted average shares outstanding
Basic	28.8	28.5	28.6	28.4
Diluted	29.5	28.5	29.0	28.4

	($ in millions)
	For Quarter Ended September 30,				For the Nine Months Ended September 30,
	2004		2003		2004		2003
Revenues by Segment	$	%	$	%	$	%	$	%

Oilfield Products	188.8	70	94.6	72	497.3	71	273.1	68
Specialty tubing products	52.6	19	28.5	21	128.3	18	95.1	24
Flat rolled steel and other products	30.8	11	8.9	7	72.6	11	33.2	8
Consolidated net revenues	272.2	100	132.0	100	698.2	100	401.4	100

	(in tons)
	For Quarter Ended September 30,				For the Nine Months Ended September 30,
Shipments by Segment	2004	%	2003	%	2004	%	2003	%

Oilfield Products	148,900	65	124,900	72	444,100	66	376,300	68
Specialty tubing products	33,400	15	24,000	14	90,100	14	80,400	15
Flat rolled steel and other products	46,700	20	23,900	14	135,500	20	94,300	17
Total shipments	229,000	100	172,800	100	669,700	100	551,000	100

	Reconciliation of EBITDA to Cash Flows from Operations:
	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Cash flows from operating activities	$21.1	$27.1	$48.5	$(13.5)
Non-cash charge for stock compensation	(0.5)	(0.3)	(1.1)	(0.8)
Loss on sale of property	—	(0.8)	(0.1)	(0.4)
Changes in working capital	24.0	(35.2)	38.4	(30.8)
Other balance sheet changes	(10.7)	(1.3)	2.0	30.1
Interest expense, net	3.5	3.7	11.6	10.3
Income tax expense	0.6	0.1	1.8	0.2
EBITDA	$38.0	$(6.7)	$101.1	$(4.9)

*Certain reclassifications of prior period amounts have been made to conform to the current period presentation.